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                                                                    EXHIBIT 99.2

           MAXTOR ANNOUNCES DUSTON WILLIAMS AS CHIEF FINANCIAL OFFICER

MILPITAS, Calif., November 30, 2004 - Maxtor Corporation (NYSE:MXO) today announced that it will name Duston M. Williams as executive vice president and chief financial officer. Mr. Williams, 46, spent 13 years at Western Digital Corp. (NYSE: WDC), including nearly four years as its chief financial officer. In his new position, Mr. Williams will be responsible for the finance, accounting, treasury, investor relations and information technology functions. He will succeed Michael Bless, who left Maxtor in October. Mr. Williams will start at Maxtor on December 3, 2004.

"We are very pleased that Duston will be joining Maxtor as our chief financial officer," said Dr. C.S. Park, chairman and chief executive officer of Maxtor. "He knows the hard drive industry well; he is well respected within the industry; and he brings strong experience in all aspects of accounting and finance. He will play an important role at the company, and we believe he will be a solid contributor to the new Maxtor management team."

From 1986 to 1999, Mr. Williams was with Western Digital Corp., serving in a variety of accounting and finance positions. He became senior vice president and chief financial officer in 1996. During his tenure as chief financial officer, Mr. Williams oversaw the completion of several significant financings and a large share repurchase program.

Following Western Digital, Mr. Williams served as the chief financial officer for several start-up companies, including Netigy Corporation, Rhapsody Networks, and Aruba Wireless Networks. He has a B.S. degree in accounting from Bentley College and a M.B.A. from the University of Southern California.

About Maxtor Corporation

Maxtor Corporation (www.maxtor.com) is one of the world's leading suppliers of information storage solutions. The company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products, and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.

Contacts:
Alan Bernheimer
Maxtor Public Relations
(408) 894-4233
alan_bernheimer@maxtor.com

Jenifer Kirtland
Maxtor Investor Relations
(408) 324-7056
jenifer_kirtland@maxtor.com